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                                                                  EXHIBIT 99.2

  TRANSCRIPT OF CONFERENCE CALL CONDUCTED AUGUST 13, 2003 REGARDING THE KNOT's
         ANNOUNCEMENT OF ITS FINANCIAL RESULTS AS OF AND FOR THE QUARTER
                               ENDED JUNE 30, 2003


MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon. My name is Chakise, and I will be your conference facilitator. At this time, I would like to welcome everyone to The Knot's Second Quarter 2003 Earnings Conference Call. Instructions. Thank you. Ms. Davis, you may begin your conference.

Heidi Davis: Thank you. Good afternoon, and welcome to The Knot's Second Quarter 2003 Earnings Conference Call and Webcast. During the course of this conference call, comments that we make regarding The Knot that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

During this conference call, The Knot may make forward looking statements regarding future events or the future financial performance of the Company. Forward looking statements can be identified by the use of terminology such as "may", "should", "expects", "plans", "intends" and other similar terms. It is routine for the Company's internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of the quarter. Although these expectations may change, the Company will not necessarily inform you if they do. The Knot's policy is to provide expectations only once per quarter, and not to update that information until the next quarter. The Company's actual results may differ materially from those projected in any forward-looking statements and may involve risks and uncertainties that could affect the Company's actual results. Important factors that could cause actual results to differ materially from any forward-looking statements mentioned today include, but are not limited to, the Company's limited operating history, the Company's history of losses and expectation of significant operating expenses for the foreseeable future and other factors found in reports filed with the Securities and Exchange Commission. For a discussion of such risks, please see the Company's documents filed with the Securities and Exchange Commission, which can be found on the SEC's website at www.sec.gov.

Additionally, if you have not received a copy of today's press release, the release is now posted on the "Investor Information" section on the company's website, at "www.theknot.com." We have allotted up to one hour for today's conference call, including the question-and-answer session that follows. Please take note that the company is operating under the SEC Regulation FD, and encourages you to take full advantage of the question-and-answer section.

At this time, I would like to turn the call over to David Liu, CEO of The Knot.

David Liu: Thank you, Heidi, and thank you all for joining us today. Achieving profitability in the second quarter of 2003 marks an important milestone in the short history of our company. Despite the continued sluggishness of the US economy, and the weakness in the both the media and retail industries, The Knot continues to experience strong growth in both its media and commerce revenue streams.

Earlier today, we reported for the three months ended June 30th, net income of $772,000, and net income of $576,000 for the first half of the year 2003. Rich will provide a detailed analysis of our second quarter financials later in the call, and I'll briefly review with you the key operating statistics for the quarter. But as it has been quite some time since our last earnings call, and for the benefit of those listeners who are less familiar with The Knot, I'd like to briefly describe our unique business model, as well as share with you our key growth opportunities. Going forward, this might provide you with a benchmark from which to measure our financial and overall operating performance.

The Knot is a comprehensive, one-stop source for all wedding needs, and operates according to a hybrid media and commerce business model. We provide relevant wedding-planning content tools, an active community of brides, a convenient shopping experience, and access to the most comprehensive local wedding vendor listings. As a result, we have captured the largest wedding audience on- or off-line, and our goal is to leverage our market dominance to touch every dollar that is spent in this industry, through both our innovative, integrated national and local marketing programs, and as the retail or wholesale channel.

Our business strategy is comprised of three fundamental principles: 1) create the dominant brand in the wedding industry through omnipresent distribution; 2) provide a full-service solution for the consumer; and, 3) maximize our revenue streams.

The Knot has become one of the most recognized brands in the wedding market through an aggressive distribution and public relations strategy. The Knot is the only wedding content provider for all three of the major portals online:








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AOL (NYSE: AOL), Yahoo! (NASDAQ: YHOO), and MSN (NASDAQ: MSFT). We publish and distribute on newsstand, a national wedding magazine, as well as 18 regional wedding publications. We have five books in print; three published by Random House, and two by Chronicle Books. We co-produce, with the Oxygen Network, a television series, called "Real Weddings from The Knot"; and we syndicate our contents to 21 Scripps Howard (NYSE: SSP) newspapers nationwide.

Our Editor-in-Chief, Carley Roney, has become one of the most sought-after wedding experts on television. In April, The Knot teamed up with "The View," ABC Daytime's (NYSE: DIS) popular talk and entertainment program, to create a four-week series bringing to life the fantasy weddings of the show's famed co-hosts, Barbara Walters, Meredith Vieira, Star Jones, and Joy Behar. And, this summer, Carley continues her regular appearances on the TODAY show's (NYSE: GE) popular summer wedding series. As a result of her frequent television appearances and our multi-platform brand-distribution strategy, we have attracted the world's largest wedding audience without spending precious resources on marketing or advertising. Through Carley's TV appearances alone, we have reached 65 million households in the last 12 months, with an approximate media value of $7.5 million.

While other media, retail and Internet companies must spend millions of dollars to maintain or grow their audiences, it is important to understand that The Knot audience and membership growth has not been as a result of increased spending on marketing or advertising. In the first half of 2003, The Knot enrolled 650,000 new members. This membership enrollment equates to an average of more than 3,600 new members enrolling per day. These are people who give us their name, address, wedding date, and e-mail address, making this an extremely valuable database to marketers.

The Knot's cumulative membership is now more than 4.1 million members, compared to an approximately 3 million in June 30th, 2002. The Knot also reported 76 million page views on its website in the second quarter of 2003, which is 50 percent greater than the comparable 2002 period. Unique visitors to our site during the second quarter of 2003, and year-to-date, averaged over 2 million per month. Also, it is important to note that these statistics do not include the traffic we receive on our AOL site.

The Knot fosters an important relationship with its members, due to the extensive best-of-class content and service offerings we provide. Nowhere else can an engaged couple find the breadth and depth of information and services offered on The Knot. From the sponsored search engines we have created for wedding dresses, tuxedos, invitations, fine china, jewelry and honeymoons, to the interactive budgeting and checklist tools, and the thousands of articles, to the over 10,000 local vendor profiles that populate our local city guides - every aspect of planning a wedding is addressed on The Knot. By leveraging the power of the brand and the loyalty of our audience, The Knot has been successfully selling a variety of wedding-related items and wedding gifts to its audience of online users, television viewers, and book and magazine readers.

The Knot began designing and manufacturing its own collection of ring pillows, flower-girl baskets, and guestbooks last year. And this quarter, The Knot has successfully launched the line of unique branded novelty apparel for the bride and wedding party. We have also launched a successful wholesale business, which offers wedding supplies, including The Knot-branded items, to bridal salons and other retailers of wedding-related products. The results of our commerce efforts have been impressive and characterized by strong, ongoing growth over the past three-and-a-half years.

We continue to look for ways in which we can leverage our audience and brand to create new sources of revenue. Since the first of the year, we've launched an online wedding invitation store, a honeymoon travel desk, and our broadband video runway subscription service. While we have made great strides in building our brand and growing our revenues, as a business, we are only transitioning from infancy to toddler stage. The opportunities in our various businesses are enormous.

But, before I begin a discussion of our growth opportunities, I'll turn the call over to Rich Szefc for a detailed review of The Knot's second quarter financial results. Rich?

Richard Szefc: Thank you, David, and good afternoon. For the second quarter ended June 30th, we reported revenues of $10.1 million, which represented a 23 percent increase from second quarter revenues of $8.3 million a year ago. For the six months year-to-date, our revenues were $18.8 million or 30 percent higher than the $14.4 million of last year. We break our total revenues into three different categories: sponsorship and advertising revenue, merchandise or e-commerce, and publishing and other.

Looking at our individual revenue streams, sponsorship and advertising revenue, which is derived from our online programs for both national clients and local vendors, more than doubled to $2.9 million in the latest quarter from $1.4 million in 2002. National and local programs contributed approximately equal dollar amounts to this increase, while as a percentage, national online revenue was up 250 percent, and local online revenue rose by about 65 percent.

We have been rebuilding our national online revenue stream over the last 18 months, as the market began to recover. The increased revenue for the current quarter reflects an increase in the number of national online sponsors, particularly as a result of the introduction of category-specific programs last summer for areas such as jewelry, health and beauty, travel and other categories. These programs appeal to a broader group of advertisers who seek targeted national exposure, through a combination package of online programs and exposure in our national print magazine.


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Our local online revenue stream has steadily grown since we acquired
Weddingpages and its local sales force in March of 2000. Local vendors have embraced the Internet as an effective medium for reaching brides. In addition, since June of last year, we have actively expanded the number of programs available to local advertisers, from the basic online profiles to event and special-offer e-mails, featured vendor programs providing for preferred placement, additional photo upgrades, and others. We have also expanded the number of local online markets that we support from 45 as of June last year to the current number of 63, and we are continuing to launch new markets. For the six months, sponsorship and advertising revenue rose to $5.8 million, again more than double the comparable period in 2002, with similar growth patterns for national and local.

With respect to e-commerce, our merchandise revenues improved the sale of wedding supplies and the sale of gifts through our registry. Merchandise revenues continued to exhibit strong growth, increasing to just over $5 million in the recent quarter, a 19 percent increase over comparable revenue from the second quarter a year ago. For the six months, merchandise revenue increased from $7.3 million in 2002 to $8.8 million in 2003, or 21 percent. This growth resided in our wedding supplies business, where our expanded product offerings including Knot-branded affinity items have been very popular with our members. This has led to an increase in orders due in part to traffic, more repeat buying from members, as well as a higher percentage of members actually purchasing from the site. To date, registry remains a small component of merchandise revenue - currently, less than 10 percent.

Publishing and other revenues for the quarter amounted to approximately $2.2 million, as compared to $2.6 million in the second quarter of 2002. For the six months, publishing and other revenue was $4.2 million, compared to $4.4 million last year. The revenues in the current quarter are primarily attributable to print advertising revenue derived from the publication of regional wedding magazines by our subsidiary, Weddingpages. For the six months, these revenues also include print advertising and newsstand sales from our national publication The Knot magazine, which currently publishes in February and August, or in our first and third fiscal quarters.

For the second quarter of 2003, a portion of the decrease in publishing revenue was attributable to the timing of publication of our local magazines in certain markets -- and we are in the process of concentrating our publishing schedule -- and to the elimination of one small market. The majority of the decrease, however, was due to a drop in the number of ad pages sold in comparable published markets. The growing interest in internet programs has led to some reduction in the print-buying tendencies of certain local vendors. To address this trend, we just launched a new package leveraging our other media assets, that is designed to stimulate local print sales and deliver enhanced exposure for these local advertisers.

In looking at the full six months, publishing revenue was favorably impacted in 2003 by an increase in revenue of over $400,000 derived from The Knot magazine, which published in February. This increase was a result of the sale of a greater number of print ads to designers and to clients participating in our category-specific marketing program. There also was an increase in revenue from newsstand sales of this magazine, as a result of more than doubling the copy distribution.

With respect to margins, our gross profit percentage increased from 65 percent in the second quarter 2002 to 67 percent in the most recent quarter, and from 63 percent for the six months ended June 30, 2002, also to 67 percent for the current six months. The margin improvement for both periods was primarily impacted by a higher mix of higher margin advertising revenue, relative to merchandising publishing. I should point out that our publishing margins were lower in the first quarter of 2003 at 53 percent, compared to the current quarter at 72 percent, due to the investment associated with the increased number of copies distributed of The Knot magazine in February, which created a lower percentage margin for that product. We anticipate recovering this margin through further growth in print advertising in future issues of this magazine.

With respect to expenses, our total operating expenses were $6.1 million for the second quarter of 2003, as compared to $6.4 million in the second quarter last year. Therefore, it represented a small decline. In the six months, total operating expenses also declined from $12.7 million to $12 million. We completed a series of operating expense reductions in 2001, the full annual benefits of which were realized during the first part of 2002, and we've been able to maintain a relatively flat operating expense level since then. Generally, we've been able to support the recent growth in certain of our revenue streams without significantly increasing a major component of operating expenses, mainly our headcount, which has remained relatively flat from June 2002 to the present time. We've actually been able to reduce headcount in our local sales force, where we have closed or consolidated certain marginal print markets, while more effectively selling on-going print or new online markets and programs. This has allowed us to compensate, in part, for increased personalization and warehouse and distribution staff to support our growing wedding supplies business.

Also, depreciation and amortization, and our other non-cash charges declined by approximately $300,000 and $580,000 for the three and six months ended June 30, 2003, as compared to the corresponding periods in the prior year. This reflects a reduction in the capital expenditures we made in 2001 and 2002, coupled with the fact that many assets acquired prior to that time have now become fully depreciated. Also, the value ascribed to the AOL warrant issued in July 1999 was fully amortized, as of end of the fiscal 2002. I should note, however, that we've begun to slowly increase our spending on capital expenditures this year, which rose for the six months ended June 30, 2003 to approximately $400,000, from $125,000 in the corresponding period last year. As a result of our revenue growth and the management of operating expenses, we were able to report net income for the quarter of $772,000 or 4 cents per basic and diluted share, compared to a net loss of $1.1 million, or 6 cents per basic and diluted share for second

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quarter last year. For the six months, our net income was $576,000, or 3 cents per basic and diluted share, compared to a loss of $3.6 million, or 20 cents per basic and diluted share for 2002.

Regarding cash, as of June 30, 2003, our cash and cash equivalents were approximately $10.4 million. Since the first of the year, we have generated approximately $1.6 million in cash from operations, and about $1.1 million, after factoring in capital expenditures and some small debt repayments. Most of this cash was generated in the second quarter. And now, I'll turn the call back over to David for some final comments. David?

David Liu: Thank you, Rich. Since our first quarter earnings release, we've seen a renewed interest in our company by the financial community. Rich and I have received many inquiries from brokers, fund managers and investment bankers regarding the business, and I would like to take a minute to address one common question that we have encountered, which is; what is the size of the opportunity, and what growth potential is there in our business? When examining the growth opportunity for our business, you must consider the fact that we're somewhat unique, because we derive our revenue from both media, as well as, commerce. From a media standpoint, there is national advertising and local advertising. According to Ad Age, the three top bridal publications generated $285 million in advertising revenue, not including discount. The universe of local advertising is a bit harder to quantify. We compete with the Yellow Pages, newspapers, other regional wedding magazines, and radio for the local vendors' advertising budget. The average budget for a wedding is $22,000, and with 2.4 million marriages each year, couples are spending over $50 billion directly on their weddings annually. According to research, half of this amount is being spent on local services from wedding vendors. Even assuming that a small percentage of this number is spent on marketing and advertising, the revenue potential for local advertising is large.

So let's take a look at the commerce opportunity. It is estimated that wedding gift registries generate $17 billion in sales each year. In addition, assuming the average bride spends $100 to $200 on wedding supplies from favors to cake toppers, this makes the wedding supply industry a $240 million to $480 million-a-year business. When you look at the revenues we're generating in each of our business units, and compare them to the estimated size of the respective industry category, it is easy to see that we've only just begun to scratch the surface. We have created a dominant consumer brand in the wedding industry, and once we have secured a similarly dominant position within the wedding trade, we believe our business model will be well-positioned for future growth into markets beyond weddings.

I would like to take a moment to thank those of you who supported The Knot in the bridal industry and in the financial markets. We will continue to innovate as we further our mission of creating the dominant brand in the wedding industry and beyond. And while we're pleased with the results of the first half of the year, management is all the more determined to build on our momentum and continue to increase shareholder value. I'll now open the call to the question-and-answer session.






--- QUESTION AND ANSWER SECTION

Operator: Instructions.  At this time, you have no questions.

David Liu: I'd like to thank everyone for attending the call. The information regarding our release is available on www.theknot.com, Investor Relations section. Thank you.

Operator: This concludes today's conference call.  You may all disconnect.


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